UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2007

General Moly, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32986	91-0232000
(Commission File Number)	(IRS Employer Identification No.)

1726 Cole Blvd., Suite 115, Lakewood, CO	80401
(Address of Principal Executive Offices)	(Zip Code)

(303) 928-8599

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 20, 2007, General Moly, Inc. (the “Company”) entered into an Amendment to Lease Agreement (the “Amendment”) with Mount Hope Mines, Inc. (“MHMI”). The Amendment amends and clarifies certain terms and provisions of the Lease Agreement, dated as of October 19, 2005, by and between the Company and MHMI and pertaining to the lease of the Mount Hope property (as amended, the “Mount Hope Lease”). Among other things, the Amendment:

•	Provides for an allocation between the Company and MHMI of the potential economic costs of any federal royalty imposed by amendments to the General Mining Law of 1872.

•
Increases the minimum molybdenum production royalty payable to MHMI from twenty cents ($0.20) per pound to twenty-five cents ($0.25) per pound and increases the minimum production royalty percentage by one half of one percent (0.5%) when the price received for molybdenum is less than fifteen dollars ($15.00) per pound. The Amendment does not change the specified production royalty percentage under the Mount Hope Lease for molybdenum when the price received is equal to or greater than fifteen dollars ($15.00) per pound.

•	Clarifies the Company’s right to enter into agreements for the presale of molybdenum products from the Mount Hope property and sets forth MHMI’s participation rights with respect to such agreements.

•
Provides for a production royalty of ten cents ($0.10) per pound payable to MHMI for molybdenum produced from the Company’s Hall-Tonopah Project in the event the Company elects not to proceed with the Mount Hope Project, but decides to maintain the Mount Hope Lease. The Hall-Tonopah Project production royalty payments shall not exceed or be in addition to amounts which are otherwise payable as periodic and advance royalty payments under the Mount Hope Lease and are recoupable from the production royalty payable to MHMI from the Mount Hope property in accordance with the Mount Hope Lease. The Hall-Tonopah Project production royalty payment provisions in the Mount Hope Lease terminate upon commencement of commercial production at the Mount Hope property or termination of the Mount Hope Lease.

•
Clarifies other miscellaneous provisions of the Mount Hope Lease, including the dates the periodic and advance royalty payments are due, the events requiring periodic payments, the parties’ treatment of property in the vicinity of the Mount Hope Project that has been acquired by the Company, the Company’s right to enter into joint venture or joint operating agreements with third parties for the advancement of the Mount Hope Project, and the Company’s right to conduct custom roasting of molybdenum from other properties at the Mount Hope property without payment to MHMI.

The information in Item 3.02 below is hereby incorporated in this Item 1.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities

On November 19, 2007, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”), with ArcelorMittal S.A. Pursuant to the terms of the Purchase Agreement, AcelorMittal S.A. agreed to purchase, and the Company agreed to sell, 8,256,699 shares of the Company’s common stock at a price of $8.50 per share, for an aggregate purchase price of approximately $70.18 million. The sale of the shares is expected to close, subject to customary conditions, within 30 days. The issuance of the shares will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.01  Other Events

On November 19, 2007, the Company issued a press release (the “Press Release”) announcing a strategic relationship with ArcelorMittal S.A., including the equity investment described above. A copy of the Press Release, as amended, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of General Moly, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.
(Registrant)

Date: November 23, 2007	By:	/s/David A. Chaput
David A. Chaput
Chief Financial Officer